Exhibit 99.(a)(2)

RESERVE NEW YORK TAX-EXEMPT TRUST

Certificate of Amendment

of the

Declaration of Trust

and

Amended and Restated

Certificate of Designation

for

New York Tax-Exempt Fund

The undersigned, being the duly elected and acting Assistant Secretary of Reserve New York Tax-Exempt Trust, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that:

(a)                                  pursuant to the authority conferred upon the Trustees of the Trust by Section 1 of ARTICLE FIFTH of the Declaration of Trust dated July 5, 1983, as amended (the “Declaration of Trust”), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on December 6, 2006, the Declaration of Trust is hereby amended as follows:

1.                                       ARTICLE FIRST is hereby amended to read in its entirety as follows:

“FIRST: This Trust shall be known as RESERVE NEW YORK MUNICIPAL MONEY-MARKET TRUST.”

2.                                       Section 2 of ARTICLE SECOND is hereby amended to read in its entirety as follows:

“2. The “Trust” refers to RESERVE NEW YORK MUNICIPAL MONEY- MARKET TRUST.”

and

(b)                                 pursuant to the authority conferred upon the Trustees of the Trust by Sections 2 and 3 of ARTICLE FOURTH of the Declaration of Trust, and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on December 6, 2006, the Declaration of Trust is hereby amended by this Amended and Restated Certificate of Designation as follows:

(1)           The shares of beneficial interest of the Trust (the “Shares”) are be divided into one (1) series (the “Series”), and the Series are designated as follows:

New York Municipal Money-Market Fund

The Series constitute a separate portfolio of the Trust, and is authorized to invest in cash, securities, instruments and other property as provided in the Declaration of Trust. The Shares of the Series have the rights and preferences provided in Section 2 of ARTICLE FOURTH of the Declaration of Trust and the Shares are be identical.

(2)                                  The Shares of the Series are classified into classes (each, a “Class”) as follows:

Series	Class

New York Municipal Money-Market Fund	New York Municipal Money-Market Fund – Class Treasurer’s Trust

New York Municipal Money-Market Fund – Class R

The Shares of each Class have the rights and preferences provided in Section 3 of ARTICLE FOURTH of the Declaration of Trust and the Shares are identical.

(3)           Each Class of the Series is subject to such asset-based charges as may be imposed pursuant to a plan under Rule 12b-l of the 1940 Act (a “Plan”) in effect for such Class, and/or to such service fees for the maintenance of shareholder accounts and personal services for such Class in such amounts as are determined by the Trustees from time to time, and the Shares of each such Class may be issued and sold subject to such sales charges and/or contingent deferred sales charges, and upon such other terms, as may from time to time be determined by the Trustees and described in the Trust’s then current registration statement under the Securities Act of 1933.

(4)           Shareholders of each Class and Series vote as a separate Class or Series, as the cease may be, on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any Class or Series as provided in, Rule 1 8f-2 under the 1940 Act, as from time to time in effect, and by the Declaration of Trust. Except as otherwise required by the 1940 Act, the Shareholders of each Class of any Series voting as a separate Class, have sole and exclusive voting rights with respect to matters relating to expenses being borne solely by such Class.

(5)           Subject to the provisions of Section 1 of ARTICLE FIFTH of the Declaration of Trust and applicable law, this Amended and Restated Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to an instrument in writing signed by a majority of the Trustees), provided that, if any amendment materially adversely affects the rights of the Shareholders of a Series, such amendment shall be adopted by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to an instrument in writing signed by a majority of the Trustees) when authorized to do so by the vote in accordance with Section 7 of ARTICLE NINTH of the Declaration of Trust of the holders of a majority of all the Shares of the Series outstanding and entitled to vote.

(6)           All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

The Trustees further direct that, upon the execution of this Certificate of Amendment and Amended and Restated Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Amendment and Amended and Restated Certificate of Designation with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 28th day of June, 2007.

/s/ Arthur T. Bent III
Arthur T. Bent III
Assistant Secretary

PATRICIA MALDONADO
Notary Public, State of New York
No. 01MA5014811
Qualified in Bronx County
Commission Expires July 6, 2011

ACKNOWLEDGEMENT

State of New York	)
) : ss
County of New York	)

June 28, 2007

Then personally appeared the above named Arthur T. Bent III and acknowledged the foregoing instrument to be his free act and deed.

Before me,

/s/ Patricia Maldonado

Notary Public
	My Commission Expires:	7/6/2011